UNITED STATES

                    SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549

                                 FORM 8-K

             Current Report Pursuant to Section 13 or 15(d) of
                    The Securities Exchange Act of 1934

                              JANUARY 7, 2000
             Date of Report (Date of earliest event reported)



                        VERAMARK TECHNOLOGIES, INC.
           (Exact name of registrant as specified in its charter)


      DELAWARE                       0-13898              16-1192368
(State or other jurisdiction       (Commission         (IRS Employer
of incorporation or organization)   File No.)       Identification No.)



               3750 MONROE AVENUE, PITTSFORD, NEW YORK 14534
           (Address of principal executive offices and zip code)


                              (716) 381-6000
           (Registrant's telephone number, including area code)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

     Veramark Technologies, Inc. (NASDAQ: VERA) previously reported in its Form 8-K dated October 20, 1999 that it had entered into a letter of intent to acquire The Angeles Group, Inc. ("TAG"), a supplier of enterprise software solutions addressing the major telemanagement issues faced by large corporations, governmental agencies, utilities, and health care providers.

     On January 7, 2000, the merger of TAG with and into Veramark was consummated. TAG will be operated as a division of Veramark. The transaction was structured as a stock for stock merger with the shareholders of TAG receiving 360,850 shares of Veramark common stock, which represents an aggregate value of approximately $4,059,562, assuming a price per share of Veramark common stock of $11.25. In addition, Veramark assumed and paid debt of TAG totaling approximately $1.1 million and transaction related broker, accounting, and legal fees of approximately $600,000 were paid in cash out of working capital.

     TAG's most significant product, the Quantum Series, is a comprehensive telemanagement software system for large enterprises. The Quantum Series features integrated modules with full capability for call accounting, directory, bill reconciliation, cable management, inventory and PBX intruder alert capabilities. The TAG assets acquired by Veramark in the merger are used in connection with the development, sale and service of enterprise software solutions. Veramark intends to continue to use the assets for such purpose.

     TAG was not affiliated with Veramark, any director or officer of Veramark or any associate of any such director or officer prior to the merger.

     Some of the information included in or incorporated by reference in this Form 8-K may contain forward looking statements which are estimates by the Company's management of future performance and are subject to a variety of risks and uncertainties that could cause actual results to differ materially from management's current expectations. The success of integrating TAG and its product line with Veramark's operations, together with the achievement of product development goals and on-going customer support will affect such results.

     Attached as Exhibit 99.1 is a press release issued by Veramark Technologies, Inc. and The Angeles Group, Inc., dated January 10, 2000, which is incorporated by reference herein.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
         EXHIBITS.

     (a) Financial statements for the business acquired and noted in Item 2 are not available at this time and will be filed by amendment as soon as practicable, but not later than 60 days from the date this Form 8-K must be filed.

     (b) Pro forma financial statements of Veramark reflecting the business acquired and noted in Item 2 are not available at this time and will be filed by amendment as soon as practicable, but not later than 60 days from the date this Form 8-K must be filed.


     (c) Exhibits.

         99.1 Press Release, dated January 10, 2000.




                                  SIGNATURES

   Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         VERAMARK TECHNOLOGIES, INC.

Dated:  January 10, 2000 By: /S/ DAVID G. MAZZELLA
                              David G. Mazzella
                              President and Chief Executive Officer

                              Exhibit 99.1


                             FOR IMMEDIATE RELEASE
              VERAMARK AND THE ANGELES GROUP COMPLETE MERGER


Pittsford, NY - January 10, 2000. Veramark Technologies, Inc. (Nasdaq:VERA) announced the completion of its merger with The Angeles Group, Inc., effective today. The Angeles Group will be operated as a division of Veramark.

The Angeles Group had revenues in 1999 of approximately $5.3 million. Veramark's revenues in 1999 (exclusive of The Angeles Group) were approximately $24 million. The merger will be accounted for on a pooling of interests basis effective January 1, 2000. In consideration for the merger, shareholders of The Angeles Group were issued 360,850 shares of Veramark common stock. In addition, Veramark has assumed debt and merger related expenses of The Angeles Group totaling approximately $1.7 million.

The Angeles Group flagship product, the Quantum Series, is a comprehensive telemanagement software system for large enterprises. The Quantum Series features integrated modules with full capability for call accounting, directory, bill reconciliation, cable management, inventory and PBX intruder alert capabilities. Quantum users include IBM, Sears, Bank of Montreal, American Express, Lucas Films, National Basketball Association, McDonalds Corporation, USAA, the US Departments of Energy and Agriculture, the State of Mississippi, and the Henry Ford Health Systems. Quantum runs on Windows NT client/server platforms.

Commenting on the merger, David G. Mazzella, Veramark President and CEO, said, "We are excited to complete this merger and to add the very capable Angeles Group professionals to the Veramark team. We have begun implementing our plan to rapidly realize the benefits of integrating The Angeles Group with Veramark. We foresee significant opportunities for cross selling of products and sharing technology. We also intend to quickly expand The Angeles Group direct sales force."

Veramark Technologies, Inc. is engaged in the design, production and servicing of telecommunications management and billing systems for users and providers of telecommunications services in the global market.

The forward looking statements contained in this release are estimates by the Company's management of future performance and are subject to a variety of risks and uncertainties that could cause actual results to differ materially from management's current expectations.


                                  #  #  #  #